UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Soliciting Material Pursuant to § 240.14a-12

INTER-TEL (DELAWARE), INCORPORATED

(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO

VECTOR CAPITAL CORPORATION

SUMMIT GROWTH MANAGEMENT LLC

THE STEVEN G. MIHAYLO TRUST

CHRISTOPHER G. NICHOLSON

INTL ACQUISITION CORP.

(Name of Person(s) Filing Proxy Statement,

if Other Than the Registrant)

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PROXY STATEMENT OF STEVEN G. MIHAYLO

AND VECTOR CAPITAL CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2006

This Proxy Statement and the enclosed BLUE Proxy Card are being furnished by Steven G. Mihaylo (“Mr. Mihaylo”) and Vector Capital Corporation (“Vector”) to holders of common stock (the “Common Stock”) of Inter-Tel (Delaware), Incorporated, a Delaware corporation (formerly known as Inter-Tel, Incorporated, an Arizona corporation), whose principal executive offices are located at 1615 South 52nd Street, Tempe, Arizona 85281 (the “Company” or “Inter-Tel”), in connection with the solicitation of proxies for use at the Company’s Special Meeting of Stockholders and at any and all adjournments or postponements thereof (the “Special Meeting”). [According to the preliminary proxy statement (“Management’s Preliminary Proxy Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on [                    ], 2006, the Special Meeting will be held on [                    ], 2006, at [            ] local time, at [                    ], Arizona [            ], and the record date for determining stockholders entitled to notice of and to vote at the Special Meeting is [                    ], 2006 (the “Record Date”).] As of the Record Date, Mr. Mihaylo was the beneficial owner of an aggregate of 5,179,498 shares of Common Stock, representing approximately [19.5%] of the shares outstanding on the Record Date.

This Proxy Statement and the BLUE Proxy Card are first being mailed or furnished to the stockholders of the Company on or about [                    ], 2006.

THIS SOLICITATION IS BEING MADE BY MR. MIHAYLO AND VECTOR,

AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Mr. Mihaylo and Vector are soliciting proxies with respect to the following stockholder proposal (the “Sell the Company Resolution”):

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) urge the Inter-Tel Board of Directors to arrange for the prompt sale of Inter-Tel to the highest bidder.”

Mr. Mihaylo and Vector recommend that you vote FOR the Sell the Company Resolution.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. PROPERLY VOTING THE ENCLOSED BLUE PROXY CARD AUTOMATICALLY REVOKES ANY PROXY PREVIOUSLY SIGNED OR RETURNED BY YOU.

DO NOT RETURN ANY WHITE PROXY CARD SENT TO YOU BY INTER-TEL. Even if you previously have voted on Inter-Tel’s white proxy card, you have every legal right to change your vote by signing, dating and returning the enclosed BLUE Proxy Card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING.

IMPORTANT NOTE:

IF YOUR SHARES OF COMMON STOCK ARE REGISTERED IN YOUR OWN NAME, PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TO MR. MIHAYLO AND VECTOR IN CARE OF MACKENZIE PARTNERS, INC. (“MACKENZIE”), THE FIRM ASSISTING MR. MIHAYLO AND VECTOR IN THE SOLICITATION OF PROXIES, IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN A BLUE PROXY CARD WITH

RESPECT TO YOUR SHARES OF COMMON STOCK AND ONLY UPON RECEIPT OF SPECIFIC INSTRUCTIONS FROM YOU. ACCORDINGLY, YOU SHOULD CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A BLUE PROXY CARD TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK. MR. MIHAYLO AND VECTOR URGE YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF SUCH INSTRUCTIONS TO MR. MIHAYLO AND VECTOR IN CARE OF MACKENZIE AT THE ADDRESS INDICATED BELOW SO THAT MR. MIHAYLO AND VECTOR WILL BE AWARE OF ALL INSTRUCTIONS GIVEN AND CAN ATTEMPT TO ENSURE THAT SUCH INSTRUCTIONS ARE FOLLOWED.

IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING YOUR PROXY OR

REQUIRE ASSISTANCE, PLEASE CONTACT:

MACKENZIE PARTNERS, INC.

105 MADISON AVENUE

NEW YORK, NEW YORK 10016

TOLL FREE: (800) 322-2885

or

CALL COLLECT: (212) 929-5500

proxy@mackenziepartners.com

BACKGROUND

Mr. Mihaylo founded the Company in 1969, and has the single largest holdings of shares of Common Stock, beneficially owning approximately [19.5]% of the Common Stock outstanding on the Record Date. Mr. Mihaylo served as Chief Executive Officer from the Company’s formation until February 22, 2006, when he resigned as Chief Executive Officer.

On March 6, 2006, Mr. Mihaylo resigned as a director of the Company and filed a Schedule 13D with the SEC, in which Mr. Mihaylo indicated that he was considering his alternatives with respect to the future of Inter-Tel and his investment therein. The Schedule 13D also disclosed that Mr. Mihaylo had engaged legal counsel, that RBC Capital Markets Corporation (“RBC”) had been engaged as financial advisor on March 3, 2006, and that Mr. Mihaylo resigned as Chief Executive Officer on February 22, 2006.

On April 7, 2006, Mr. Mihaylo, in accordance with the advance notice bylaws, submitted to the Inter-Tel Board of Directors (the “Inter-Tel Board”) his advance notices of director nominations and shareholder business to be brought before the 2006 annual meeting of shareholders (the “2006 Annual Meeting”). In the notices, Mr. Mihaylo stated that he intended to appear at the 2006 Annual Meeting in person or by proxy to, among other things, (i) nominate a slate of three directors (Mr. Mihaylo, Dr. Anil K. Puri and Kenneth L. Urish) for election at the 2006 Annual Meeting, and (ii) introduce at the 2006 Annual Meeting several resolutions to be submitted to the vote of the shareholders, including a resolution urging the Inter-Tel Board to arrange for the prompt sale of the Company to the highest bidder and resolutions to repeal recently adopted amendments to the Amended and Restated Bylaws of the Company (the “Arizona Bylaws”) with respect to shareholders’ ability to call a special meeting and the advance notice provisions.

On April 10, 2006, Mr. Mihaylo sent a letter to the Inter-Tel Board to reaffirm his interest in meeting with the Inter-Tel Board or its advisors to discuss a possible all cash acquisition of the Company, as previously expressed in a letter to the Inter-Tel Board. In his April 10 letter, Mr. Mihaylo informed the Inter-Tel Board that he had submitted his advance notices of director nominations and shareholder business in order to preserve his ability to communicate directly with the Company’s shareholders and to solicit their support for his proposal to seek a prompt sale of the Company to the highest bidder. Mr. Mihaylo also informed the Inter-Tel Board that he was prepared to sign a confidentiality agreement containing reasonable provisions, but not one that would inhibit or preclude his ability to make an offer directly to the Company or its shareholders or to conduct his proxy solicitation.

On April 21, 2006, Mr. Mihaylo and Summit Capital Management LLC (“Summit”), an entity through which Mr. Mihaylo makes investments and of which he is the sole member and managing member, filed a preliminary proxy statement with the SEC in connection with the 2006 Annual Meeting relating to a number of proposals, including the election of three directors nominated by Mr. Mihaylo, a proposal urging the Inter-Tel Board to arrange for the prompt sale of the Company to the highest bidder and proposals relating to the Arizona Bylaws, including the repeal of the advance notice bylaws.

On May 5, 2006, Mr. Mihaylo, Summit and the Company entered into a settlement agreement (the “Settlement Agreement”) to settle the potential proxy contest in connection with the 2006 Annual Meeting. In addition to other provisions, the Settlement Agreement stipulated that:

•	Inter-Tel would appoint Mr. Mihaylo, Dr. Anil K. Puri and Kenneth L. Urish to the Inter-Tel Board, effective May 6, 2006, and the Inter-Tel Board would be increased from eight to 11 directors;

•	Inter-Tel would nominate and recommend these 11 directors for re-election to the Inter-Tel Board at the 2006 Annual Meeting;

•	Mr. Mihaylo would withdraw his proxy solicitation for the 2006 Annual Meeting, including his shareholder proposals, and would vote in favor of the slate of 11 directors nominated by Inter-Tel and the other proposals presented by the Company;

•	The Inter-Tel Board notified Mr. Mihaylo and Summit that, until Mr. Mihaylo files a Schedule 13D disclosing that he no longer has an intent to increase his shareholdings or otherwise acquire the Company, the Inter-Tel Board presently intended to exclude, and it was agreed by Mr. Mihaylo and Summit that, subject to such agreement not causing the three directors nominated by Mr. Mihaylo to breach their fiduciary duties as directors of the Company, the Inter-Tel Board may exclude such three directors from any discussions concerning, and from receipt of any materials regarding, the Company’s value and the strategic plan upon which such value would in part be based, the Company’s relationship with Mr. Mihaylo, and the consideration of any proposal to acquire the Company from Mr. Mihaylo or any other person;

•	Prior to December 31, 2006, Mr. Mihaylo and Summit agreed that, other than by evaluating and making a Mihaylo Proposal (as defined below), they will not acquire, offer or propose to acquire, or agree to acquire, any Common Stock, provided that activities in connection with evaluating and making a Mihaylo Proposal are not subject to this restriction;

•	Prior to the earlier of (a) December 31, 2006, (b) the entry by the Company into a definitive agreement with respect to a third party proposal, (c) the public announcement of an extraordinary corporate transaction (for example, a material acquisition, a reorganization, an extraordinary dividend, or a sale of a significant number of shares), and (d) the submission of a Mihaylo Request (as defined below), Mr. Mihaylo and Summit agreed (i) not to publicly make any adverse statement regarding the Company, its directors, management, or employee personnel, its business, or the 2006 Annual Meeting, (ii) not to visit any Company facility (other than in connection with Inter-Tel Board, committee or shareholder meetings scheduled to be held at a Company facility), and (iii) to notify the Company at least five business days in advance of submitting a Mihaylo Proposal of his non-binding intent to do so and to attempt to coordinate with the Company public disclosure thereof; and the Company agreed not to publicly make any adverse statement regarding Mr. Mihaylo and Summit;

•

Upon reasonable notice, the Company agreed to provide promptly to Mr. Mihaylo and his advisors and financing sources access to the reasonable due diligence information requested in good faith, in order to facilitate the making of an all cash acquisition proposal for outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo) accompanied by commitment letters (subject only to customary conditions) of financial institutions of national reputation (including Vector and RBC) demonstrating a reasonable certainty of his ability to finance the transaction in its entirety (a “Mihaylo Proposal”);

•	If the Inter-Tel Board determines that the initially submitted Mihaylo Proposal is not in the best interests of the Company’s shareholders (or fails to make such determination within 10 business days of submission of the Mihaylo Proposal), then, upon the request of Mr. Mihaylo (a) in the event the Inter-Tel Board fails to make such determination within such 10 business day period, made within 20 business days after submission of the Mihaylo Proposal or (b) in the event the Inter-Tel Board determines that the Mihaylo Proposal is not in the best interests of the Company’s shareholders, made within 10 business days after receipt by Mr. Mihaylo of written notice of such determination or public announcement thereof (the “Mihaylo Request”), the Company will promptly call a special meeting of shareholders to vote on the proposals set forth in the Mihaylo Request, including, without limitation, any proposal urging the Inter-Tel Board to arrange for the prompt sale of the Company to the highest bidder (the “Sell the Company Request”). The Company will not contest the calling of the special meeting as to the Sell the Company Request but may contest the calling of the meeting for other purposes and the submission of proposals other than the Sell the Company Request at the special meeting, and the Company may oppose the Sell the Company Request and any other proposals that are included in the Mihaylo Request;

•	If, prior to August 31, 2006, the Inter-Tel Board enters into a definitive agreement to be acquired by a third party that provides for per share cash consideration higher than the cash consideration provided in the final proposal Mr. Mihaylo presented to the Company and Mr. Mihaylo determines not to make a competing proposal, then Mr. Mihaylo agrees to vote all shares of Common Stock beneficially owned by him in favor of such proposal, provided that the Inter-Tel Board shall have recommended such proposal and not changed such recommendation or no other third party shall have publicly announced an acquisition proposal that would provide for higher per share consideration.

Concurrently with the execution of the Settlement Agreement, the Company and Mr. Mihaylo entered into a confidentiality agreement (the “Confidentiality Agreement”). The Settlement Agreement and the Confidentiality Agreement were included as exhibits to a Schedule 13D filed by Mr. Mihaylo with the SEC on May 8, 2006.

On May 6, 2006, Inter-Tel increased the size of the Inter-Tel Board and appointed Mr. Mihaylo, Dr. Anil K. Puri and Kenneth L. Urish as directors.

On June 14, 2006, Mr. Mihaylo and Vector submitted a proposal to the Inter-Tel Board to acquire all of the outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo that he will contribute to INTL Acquisition Corp., an entity formed by an affiliate of Mr. Mihaylo and Vector to acquire Inter-Tel (“IAC”)) for $22.50 per share in cash. On June 15, 2006, Mr. Mihaylo and Vector issued a press release with respect to the proposal, the text of which follows:

STEVEN G. MIHAYLO AND VECTOR CAPITAL MAKE OFFER

TO ACQUIRE INTER-TEL, INCORPORATED.

Offer to Purchase Outstanding Shares for $22.50 Per Share

TEMPE, AZ—June 15, 2006—Steven G. Mihaylo, the founder, former Chairman and Chief Executive Officer and largest shareholder of Inter-Tel, Incorporated (NasdaqNM: INTL), together with Vector Capital Corporation (“Vector”), announced today that they have submitted a proposal to the Board of Directors of Inter-Tel, Incorporated to acquire all of the outstanding common shares of the Company for $22.50 per share in cash.

The purchase price represents a premium of approximately 14% over the closing price of the Company’s common stock on The Nasdaq National Market on March 3, 2006, the last trading day prior to the announcement by Mr. Mihaylo that he was evaluating his alternatives with respect to the Company and his shares of the Company’s common stock. It also represents a premium of approximately 12% over the closing price of the Company’s common stock on June 14, 2006.

The offer was made through INTL Acquisition Corp., a Delaware corporation (“IAC”) organized by an affiliate of Mr. Mihaylo and Vector, and excludes shares beneficially owned by Mr. Mihaylo that he will contribute to IAC. Mr. Mihaylo and Vector told the Board of Directors of the Company that because the Company elected to limit their access to certain persons and information, preventing them from completing their due diligence review within the timeframe set forth in the settlement agreement between Mr. Mihaylo and the Company, the proposal is subject to the satisfactory completion of confirmatory due diligence, as well as the negotiation and execution of definitive documents reasonably satisfactory to the parties. Mr. Mihaylo and Vector also told the Board that assuming prompt and full access and cooperation, they are confident that this confirmatory due diligence can be completed concurrently with the drafting and negotiation of definitive documents.

Mr. Mihaylo and Vector have committed to provide the equity capital to fund the acquisition, and have received from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets a commitment to provide an aggregate of $300 million in acquisition debt financing.

The Company has raised various issues with respect to the offer, and Mr. Mihaylo and Vector have responded. The substance of these communications, as well as a copy of the proposal, will be set forth in the amendment to the Schedule 13D that Mr. Mihaylo and Vector expect to file with the Securities and Exchange Commission later today.

On June, 28, 2006, Mr. Mihaylo, Summit and the Company entered into the Amendment to Settlement Agreement, which provided, among other things:

•	The parties entered into the Amendment to Settlement Agreement without agreeing whether the proposal submitted by Mr. Mihaylo and Vector on June 14, 2006 was a Mihaylo Proposal or whether the Company did or did not comply with its obligations under the Settlement Agreement;

•	The Company would not respond to the June 14 offer of Mr. Mihaylo and Vector, and Mr. Mihaylo and Summit waived any right to claim that the Company’s failure to respond triggered the right of Mihaylo and Summit to make a Mihaylo Request to call a special meeting of shareholders pursuant to Section 5 of the Settlement Agreement;

•	The Company would promptly provide Mr. Mihaylo, his advisors and financing sources in good faith such additional due diligence information and access to information, facilities, persons and business records as is customary and reasonably necessary to allow Mr. Mihaylo and his affiliates and partners to make an offer (and his financing sources to provide commitment letters) without the “subject to confirmatory due diligence” condition and otherwise meeting all of the criteria for a Mihaylo Proposal set forth in the Settlement Agreement;

•	Sections 4 and 7 of the Settlement Agreement were amended by deleting all references to June 15, 2006 and substituting in each place thereof the date of July 28, 2006; and

•	Sections 7 and 8 of the Settlement Agreement were amended by deleting all references to August 31, 2006 and substituting in each place thereof the date of September 30, 2006.

After the execution of the Amendment to Settlement Agreement, representatives of Mr. Mihaylo and Vector conducted additional due diligence on the Company.

On June 30, 2006, the Company announced that the reincorporation of the Company from Arizona to Delaware became effective June 28, 2006. As part of the reincorporation, the By-laws of Inter-Tel (Delaware), Incorporated, which had been approved by the Company’s shareholders at the 2006 Annual Meeting on May 31, 2006, became effective (the “Delaware By-laws”).

On July 28, 2006, Mr. Mihaylo and Vector resubmitted their offer to acquire all of the outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo that he will contribute to IAC) for $22.50 per share, in cash. The July 28 proposal was substantially the same as the June 14 proposal except that the July 28 proposal was not subject to satisfactory completion of confirmatory due diligence. The offer represented a premium of approximately 9.2% over the closing price of the Common Stock on July 27, 2006 and a premium of approximately 14% over the closing price of the Common Stock on March 3, 2006, the last trading day prior to the announcement by Mr. Mihaylo that he was evaluating his alternatives with respect to the Company and his shares of the Company’s common stock. On July 28, 2006, Mr. Mihaylo and Vector issued the following press release:

STEVEN G. MIHAYLO AND VECTOR CAPITAL RESUBMIT

OFFER TO ACQUIRE INTER-TEL

Offer to Purchase Outstanding Shares for $22.50 Per Share

TEMPE, AZ—July 28, 2006—Steven G. Mihaylo, the founder, former Chairman and Chief Executive Officer and largest shareholder of Inter-Tel (Delaware), Incorporated (Nasdaq: INTL), together with Vector Capital Corporation (“Vector”), announced today that they have resubmitted their offer to the Board of Directors of Inter-Tel to acquire all of the outstanding common shares of the Company, other than shares that Mr. Mihaylo will contribute to the transaction, for $22.50 per share in cash.

The offer price represents a premium of approximately 9.2% over the closing price of the Company’s common stock on July 27, 2006.

While the offer is not subject to a due diligence condition, it is subject to the negotiation and execution of a merger agreement, which would contain customary representations, warranties, covenants, agreements and conditions to closing for the acquisition of a publicly traded company by a financial sponsor, and which Mr. Mihaylo and Vector believe can be completed expeditiously.

Mr. Mihaylo and Vector have committed to provide the equity capital to fund the acquisition, and have received from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets a commitment to provide acquisition debt financing.

On July 28, 2006, Mr. Mihaylo and Vector filed a Schedule 13D with the SEC with respect to the July 28 proposal, which included as exhibits the offer letter, the commitment letters from Mr. Mihaylo, Vector and Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets and the press release.

On August 7, 2006, counsel for the Special Committee contacted counsel for Mr. Mihaylo and Vector to request clarification on certain provisions of the commitment letters delivered with Mr. Mihaylo’s and Vector’s July 28 proposal. To address the concerns of the Special Committee, Mr. Mihaylo and Vector agreed to make certain clarifications to their commitment letters. On August 10, 2006, Mr. Mihaylo and Vector delivered to counsel to the Special Committee and to Inter-Tel revised equity commitment letters.

On August 11, 2006, Alexander L. Cappello (“Mr. Cappello”), Chairman of the Inter-Tel Board, on behalf of the Special Committee, sent a letter to Mr. Mihaylo and a representative of Vector stating that the Special

Committee had rejected the July 28 proposal and concluded that the proposal was inadequate and not in the best interests of the Company’s shareholders, other than Mr. Mihaylo and Vector. Mr. Cappello stated that over the prior few months, the Company had incurred significant costs in responding to Mr. Mihaylo’s and Vector’s proposals, and that significant management time and attention had been diverted in connection with Mr. Mihaylo’s and Vector’s proposals. Mr. Cappello urged Mr. Mihaylo and Vector to carefully consider the continuing harm to the Company that could result should Mr. Mihaylo follow through with his threat to call a special meeting to consider a nonbinding precatory resolution to sell the Company.

Also on August 11, 2006, the Company issued a press release announcing that the Special Committee, with the assistance of its financial and legal advisors, had rejected as inadequate the unsolicited proposal from Mr. Mihaylo and Vector. The press release stated the Special Committee concluded that Mr. Mihaylo’s and Vector’s proposal did not reflect the intrinsic value of Inter-Tel and its advanced technology and consequently failed to provide appropriate value to all Inter-Tel shareholders. The press release also listed the matters considered by the Special Committee in making its unanimous decision to reject the proposal. In addition, the Company announced that the Special Committee had authorized the Company’s financial adviser to review and explore various strategic options for the Company.

On August 21, 2006, Mr. Mihaylo and Vector responded to the Company’s rejection of their offer. In a letter to the Special Committee, Mr. Mihaylo and Vector stated “[i]n order to avoid the expense and disruption of a proxy contest, we are prepared to raise our offer price to $23.25 per share in cash if the Special Committee publicly commits to commence immediately a sales process designed to result in the prompt sale of the Company to the highest bidder at a price not less than our offer price, such process to be concluded within thirty days.” Mr. Mihaylo separately stated: “I founded this company 37 years ago, ran it until earlier this year and continue to be the largest stockholder by a factor of four. I, more than anyone else, believe that a prompt and cooperative resolution of this process is in the best interests of the Company’s stockholders, business, employees and customers. I urge the Special Committee to take our revised proposal seriously and in a similar spirit.” The letter gave Inter-Tel until noon California time, Friday, August 25, 2006 to respond.

The text of the letter follows:

INTL ACQUISITION CORP.

P.O. Box 19790

Reno, Nevada 89511

August 21, 2006

VIA EMAIL AND FACSIMILE

Special Committee of the Board of Directors

Inter-Tel (Delaware), Incorporated

c/o Stephen D. Alexander

Bingham McCutchen LLP

355 South Grand Avenue

Los Angeles, California 90071

Ladies and Gentlemen

We are disappointed that the Special Committee rejected our proposal to acquire all of the outstanding shares of common stock of Inter-Tel (Delaware), Incorporated (the “Company”) for $22.50 per share in cash. Our disappointment was compounded by the Company’s refusal, despite numerous requests, to meet with us to discuss our proposal, and our potential willingness to raise the value of our offer under certain circumstances.

We note that the Company’s August 11, 2006 press release stated that the Special Committee had authorized UBS Investment Bank to “review and explore various strategic options” and that the Special Committee’s letter to us on the same date urged us not to exercise our right under the Settlement Agreement to call a special meeting of stockholders in light of “the Committee’s decision to explore all options.” We interpreted this to mean that UBS’s mandate would include the exploration of a sale of the Company to the highest bidder (whether ourselves or a third party). We now understand, however, that this is not the case, that the Company is not actively seeking other potential buyers and that the Company is not seriously considering this alternative.

Following the rejection of our offer, we reached out to some of the Company’s largest stockholders for their advice and perspectives on recent events. Those conversations have further convinced us that the Special Committee’s actions are contrary to the best interests and desires of the Company’s stockholders. We urge the Special Committee to similarly speak directly with the Company’s large stockholders while evaluating our proposal.

Notwithstanding all of this, we continue to prefer a cooperative path forward. We share the concern expressed in the Special Committee’s letter of August 11, 2006 about the time, money and effort expended in this process to date. Steve Mihaylo, the Company’s founder and largest stockholder, is keenly aware of these issues and is eager to resolve this matter as quickly as possible. Although the Settlement Agreement allows us to move directly to a special meeting, clearly a proxy contest would entail significant additional distraction and expense on all sides.

In order to avoid the expense and disruption of a proxy contest, we are prepared to raise our offer price to $23.25 per share in cash if the Special Committee publicly commits to commence immediately a sales process designed to result in the prompt sale of the Company to the highest bidder at a price not less than our offer price, such process to be concluded within thirty days. If the Special Committee so commits by noon California time, Friday, August 25, 2006, we would be willing to toll our right to require the Company to call a special meeting of stockholders as allowed by the Settlement Agreement. In the absence of such a commitment, we reserve all rights with respect to any further action we may take, including requiring the Company to call a special meeting of stockholders to consider a nonbinding resolution urging the Company’s Board of Directors to arrange for the prompt sale of Inter-Tel to the highest bidder or withdrawing our proposal entirely.

Please advise us of your response by noon California time, Friday, August 25, 2006.

Very truly yours,

INTL ACQUISITION CORP.

By:	/S/ STEVEN G. MIHAYLO
Name:	Steven G. Mihaylo
Title:	Co-President

By:	/S/ CHRISTOPHER G. NICHOLSON
Name:	Christopher G. Nicholson
Title:	Co-President

On August 21, 2006, the Company issued a press release confirming that it had received the revised proposal from Mr. Mihaylo and Vector but stated that the proposal “is subject to a number of conditions.”

On August 22, 2006, Mr. Mihaylo and Vector issued a press release in response to the Company’s public statements that their offer is subject to “a number of conditions.” In the press release, Mr. Mihaylo and Vector reaffirmed that the only condition to their offer is that Inter-Tel sign customary definitive agreements, and that, contrary to the Company’s statements, the only issue is whether the Special Committee would say “yes” by noon on Friday, August 25, 2006. Mr. Mihaylo and Vector pointed out that other provisions, including the 30-day process to seek other bidders in order to maximize potential value, were intended for the benefit of the Inter-Tel Board and stockholders, and are not requirements for the acquisition.

On August 25, 2006, the Special Committee rejected the proposal, and Mr. Mihaylo submitted a request that the Company call a special meeting of stockholders to consider the Sell the Company Resolution.

GENERAL

PROXY INFORMATION

The enclosed BLUE Proxy Card may be executed only by holders of record at the close of business on [                    ], 2006, which is the Record Date.

As of the Record Date, Mr. Mihaylo was the beneficial owner of an aggregate of 5,179,498 shares of Common Stock, representing approximately [19.5%] of the shares outstanding on the Record Date. According to Management’s Preliminary Proxy Statement, as of the Record Date there were [26,621,991] shares of Common Stock outstanding.

The shares of Common Stock represented by each BLUE Proxy Card which is properly executed and returned to Mr. Mihaylo and Vector will be voted at the Special Meeting in accordance with the instructions marked thereon. Executed but unmarked BLUE Proxy Cards will be voted FOR the Sell the Company Resolution.

Neither Mr. Mihaylo or Vector is aware at the present time of any other matter which is scheduled to be voted upon by stockholders at the Special Meeting. However, if any other matter properly comes before the Special Meeting, Mr. Mihaylo will vote his Common Stock and Mr. Mihaylo and Vector will vote all proxies held by them in accordance with their best judgment with respect to each such matter.

If you hold your shares in the name of one or more brokerage firms, banks, nominees or other institutions, only they can vote your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions to vote the BLUE Proxy Card.

In some instances, Mr. Mihaylo and Vector may deliver to multiple stockholders sharing a common address only one copy of this proxy statement. If requested by phone or in writing, he will promptly provide a separate copy of the proxy statement to a stockholder sharing an address with another stockholder. Requests by phone should be directed to MacKenzie Partners, Inc., toll free (800) 322-2885, and requests in writing should be sent to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by email to proxy@mackenziepartners.com.

PROXY REVOCATION

Whether or not you plan to attend the Special Meeting, Mr. Mihaylo and Vector urge you to vote FOR the Sell the Company Resolution by signing, dating and returning the BLUE Proxy Card in the enclosed envelope. You can do this even if you have already voted on the white proxy card solicited by the Inter-Tel Board. It is the latest dated proxy that counts.

Execution of a BLUE Proxy Card will not affect your right to attend the Special Meeting and to vote in person. Any stockholder granting a proxy (including a proxy given to the Company) may revoke it at any time before it is voted by (a) submitting a duly executed new proxy bearing a later date, (b) attending and voting at the Special Meeting in person, or (c) at any time before a previously executed proxy is voted, giving written notice of revocation to either Mr. Mihaylo and Vector, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or the Company, 1615 South 52nd Street, Tempe, Arizona, 85281, attention: Corporate Secretary. Merely attending the Special Meeting will not revoke any previous proxy which has been signed or returned by you. The BLUE Proxy Card furnished to you by Mr. Mihaylo and Vector, if properly executed and delivered, will revoke all prior proxies.

MANAGEMENT’S PROXY STATEMENT

The Inter-Tel Board is expected to solicit proxies for use at the Special Meeting and is expected to furnish a definitive proxy statement in connection therewith. Neither Mr. Mihaylo or Vector makes any representation as to the accuracy or completeness of the information contained in the Company’s definitive proxy statement.

QUORUM AND VOTING

According to Management’s Preliminary Proxy Statement, as of the close of business on the Record Date, [26,621,991] shares of Common Stock were outstanding and entitled to vote on the matters that come before the Special Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Special Meeting.

A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present or represented by proxy, the stockholders entitled to vote, present or represented by proxy, have the power to adjourn the Special Meeting from time to time, without notice other than an announcement at the Special Meeting (unless a new record date is set), until a quorum is present or represented.

With respect to the voting upon the Sell the Company Resolution, each share of Common Stock entitles the holder thereof to one vote, and approval requires the affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on the resolution. Assuming a quorum is present at the Special Meeting, abstentions will have the same effect as a vote against the Sell the Company Resolution and broker non-votes will have no effect on the outcome of the vote on the Sell the Company Resolution.

THE SELL THE COMPANY RESOLUTION

Mr. Mihaylo intends to present the Sell the Company Resolution set forth below for a vote at the Special Meeting. The text of the Sell the Company Resolution is as follows:

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) urge the Inter-Tel Board of Directors to arrange for the prompt sale of Inter-Tel to the highest bidder.”

MR. MIHAYLO AND VECTOR RECOMMEND THAT YOU VOTE “FOR” THE SELL THE COMPANY RESOLUTION.

The reason for the Sell the Company Resolution is to give all stockholders the opportunity to send a message to the Inter-Tel Board that the stockholders support the prompt sale of Inter-Tel to the highest bidder. Even if approved by stockholders at the Special Meeting, the Sell the Company Resolution will not be binding on the Inter-Tel Board and there can be no assurance that the Inter-Tel Board will follow the mandate of the stockholders. Mr. Mihaylo is hopeful, however, that if the Sell the Company Resolution receives substantial support from stockholders, the Inter-Tel Board will respect the preferences of the owners of the Company and carry out the request set forth in the Sell the Company Resolution promptly and in good faith.

Mr. Mihaylo believes that the Inter-Tel Board should promptly initiate a sales process designed to obtain the highest price reasonably available for stockholders. Mr. Mihaylo believes that such a process, pursuant to which the Company would solicit bids from all parties interested in acquiring the Company, would permit the Company to “test the market” to determine whether the proposal submitted by Mr. Mihaylo and Vector achieves the highest price reasonably available to stockholders. If, after this process, the offer by Mr. Mihaylo and Vector is the highest, then Mr. Mihaylo and Vector intend to acquire the Company; if their offer is not the highest, then Mr. Mihaylo intends to vote in favor of such higher offer in accordance with the terms set forth in the Settlement Agreement. Mr. Mihaylo believes that the Inter-Tel Board should establish a process that creates a level playing field for all interested bidders to submit offers for the Company. Stockholders are not being asked to vote at the Special Meeting on the acquisition proposal previously submitted to the Company by Mr. Mihaylo and Vector.

If the Sell the Company Resolution is receiving significant support from the stockholders of the Company, Mr. Mihaylo and Vector may consider calling an additional special meeting of stockholders to remove the entire Inter-Tel Board and elect a slate of new directors. Section 2.3 of the Delaware By-laws provides that a special meeting for the purpose of considering any action to directly or indirectly facilitate a “business combination” as defined in Section 10-2701.6 of the Arizona Revised Statutes, including any action to change or otherwise affect the composition of the board of directors for that purpose, may only be called at the request in writing of stockholders owning at least twenty-five percent (25%) in amount of the entire capital stock of the Corporation. Because Mr. Mihaylo beneficially owned approximately [19.5%] of the outstanding shares of Common Stock as of the Record Date, stockholders owning at least approximately [5.5]% of the outstanding Common Stock would have to join Mr. Mihaylo in his request to call a special meeting to remove the entire Inter-Tel Board and elect a slate of new directors. However, there can be no assurance that any stockholders will join Mr. Mihaylo in such a request to call a special meeting.

OTHER MATTERS TO BE CONSIDERED AT THE MEETING

Pursuant to Sections 2.3 and 2.5 of the Delaware By-laws, the business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of the meeting. Neither Mr. Mihaylo or Vector is aware at the present time of any other matter which is scheduled to be voted upon by stockholders at the Special Meeting. However, if any other matter properly comes before the Special Meeting, Mr. Mihaylo will vote his Common Stock and Mr. Mihaylo and Vector will vote all proxies held by them in accordance with their best judgment with respect to each such matter.

Stockholders will have no appraisal or similar rights with respect to the Sell the Company Resolution.

SECURITY OWNERSHIP OF MANAGEMENT

(as of March 22, 2006)

The following table and footnotes thereto are taken from the Company’s Proxy Statement with respect to the 2006 Annual Meeting filed with the SEC on May 10, 2006. The figures in the following table are based on 26,386,651 shares of Common Stock outstanding as of March 22, 2006, the record date for the 2006 Annual Meeting. Mr. Mihaylo and Vector have undertaken no independent investigation of the information set forth in the table below and do not assume any responsibility for its accuracy or completeness.

The following table and footnotes thereto set forth the beneficial ownership of Common Stock of the Company as of March 22, 2006, by (a) each director and nominee for director of the Company who owned shares as of such date, (b) each of the Named Executive Officers (defined below), (c) all directors and executive officers of the Company as a group and (d) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock:

	Shares of Common Stock Beneficially Owned
Name	Owned Excluding Stock Options	Right to Acquire(2)	Total Number of Shares(1)		Percent of Total(3)
J. Robert Anderson	20,000	35,000	55,000		*
Alexander Cappello	—	7,500	7,500		*
Jerry W. Chapman	4,069	35,000	39,069	(4)	*
Gary D. Edens	19,792	35,000	54,792		*
Agnieszka Winkler	—	7,500	7,500		*
Norman Stout	18,861	380,333	399,194	(5)	1.5
Craig W. Rauchle	5,898	355,190	361,088		1.3
Jeffrey T. Ford	63,672	134,000	197,672	(6)	*
Kurt R. Kneip	25,078	41,500	66,578	(7)	*
Steven G. Mihaylo	5,179,498	—	5,179,498		18.9
P.O. Box 19790,
Reno, NV 89511
All directors and executive officers as a group (12 persons)	5,336,868	1,031,024	6,367,892		23.2
Other Beneficial Owners:
Dr. Anil K. Puri	—	—	—		*
Kenneth L. Urish	—	—	—		*
Entities Affiliated with Barclays(8)	2,340,549	—	2,340,549	(8)	8.5
45 Fremont Street,
San Francisco, CA 94105

*	Less than 1%.

(1)	Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 22, 2006 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person (but not those held by any other person) that are exercisable within 60 days from March 22, 2006 have been exercised. All persons named in the table have sole voting and investment power with respect to all shares issuable pursuant to stock options. Unless otherwise noted in subsequent footnotes to this table, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)	Shares that can be acquired through stock options vested through March 22, 2006, or within 60 days of that date.

(3)	Determined by dividing total number of shares by the sum of the total consolidated outstanding shares on March 22, 2006 of 26,386,651 plus 1,031,024 shares that can be acquired through stock options as identified in item (2) above.

(4)	With respect to 4,069 of these shares, Mr. Chapman shares voting and investment power with his spouse.

(5)	With respect to 18,861 of these shares, Mr. Stout shares voting and investment power with his spouse.

(6)	With respect to 62,417 of these shares, Mr. Ford shares voting and investment power with his spouse.

(7)	With respect to 20,000 of these shares, Mr. Kneip shares voting and investment power with his spouse.

(8)	Based solely upon information contained in a Schedule 13G filed January 31, 2006. Of the total 2,340,549 shares owned, 1,821,669 shares were reported by Barclays Global Investors, NA and 518,880 shares were reported by Barclays Global Fund Advisors. Of these shares, the number of shares to which Barclays has sole power to vote or direct the vote totaled 2,084,456 shares, and sole power to dispose or to direct the disposition of totaled 2,340,549 shares.

Mr. Mihaylo has agreed to provide “overbid protection” to Vector, as described under the heading “INFORMATION ABOUT PARTICIPANTS IN THE PROXY SOLICITATION” below.

Mr. Mihaylo has agreed to pay a “topping fee” to RBC, as described under the heading “PROXY SOLICITATION; EXPENSES” below.

INFORMATION ABOUT PARTICIPANTS IN THE

PROXY SOLICITATION

The proxies solicited hereby are sought by Mr. Mihaylo and Vector. Mr. Mihaylo, Vector, Summit, The Steven G. Mihaylo Trust (the “Trust”), Christopher G. Nicholson (“Mr. Nicholson”) and INTL Acquisition Corp. (“IAC”) are participants in the solicitation and are sometimes collectively referred to as the Participants.

Mr. Mihaylo is the founder of Inter-Tel and served as Chief Executive Officer of the Company from the time of its formation in July 1969 to February 2006. In January 2006, the Company approached Mr. Mihaylo regarding succession planning for Mr. Mihaylo’s eventual retirement. In February 2006, Mr. Cappello informed Mr. Mihaylo that the Inter-Tel Board was requesting that Mr. Mihaylo resign as Chief Executive Officer, and that the Inter-Tel Board intended to vote on terminating Mr. Mihaylo’s employment as Chief Executive Officer without cause if he did not resign. Because of his strategic differences with the Inter-Tel Board, and his concern that the Company and its employees would be adversely affected if he were terminated, Mr. Mihaylo resigned as Chief Executive Officer on February 22, 2006.

Mr. Mihaylo may be deemed to beneficially own an aggregate of 5,179,498 shares of Common Stock, or approximately [19.5]% of the shares of Common Stock outstanding on the Record Date. Mr. Mihaylo is the holder of record of 144,000 shares of Common Stock. In addition, he is the sole trustee of the Trust, and, as such, may be deemed to be the beneficial owner of the 5,035,498 shares of Common Stock held by the Trust. Because of his beneficial ownership of Common Stock and his interest in the proposal to acquire the Company submitted by Vector and him, Mr. Mihaylo may be deemed to have a substantial interest in the Sell the Company Resolution. In addition, in the event that Mr. Mihaylo and Vector acquire the Company, it is expected that Mr. Mihaylo would serve as the Chief Executive Officer of the Company following such acquisition.

On May 12, 2006, in connection with his appointment to the Inter-Tel Board pursuant to the Settlement Agreement, Mr. Mihaylo received a grant of options to purchase 7,500 shares of Common Stock with an exercise price of $21.11 per share. Such options are exercisable beginning November 12, 2006. On June 7, 2006, in connection with his service as a director of Inter-Tel, Mr. Mihaylo received a grant of options to purchase 2,750 shares of Common Stock with an exercise price of $20.95 per share. Such options are exercisable beginning December 7, 2006.

Set forth below are purchases and sales of Common Stock by Mr. Mihaylo within the past two years:

Date	Number of Shares	Transaction Type
11/22/04	4,000	Sale	(1)
11/3/04	1,000	Sale	(1)
12/21/04	1,000	Sale	(1)

(1)	All of Mr. Mihaylo’s transactions were charitable gifts.

Mr. Mihaylo is the sole member and the managing member of Summit, an entity through which he makes investments. Summit does not own, beneficially or of record, any shares of Common Stock. The business address of Summit is P.O. Box 19790, Reno, Nevada 89511.

Mr. Mihaylo is the sole trustee of the Trust. The Trust is the record owner of the 5,035,498 shares of Common Stock held by the Trust. The business address of the Trust is P.O. Box 19790, Reno, Nevada 89511.

Mr. Mihaylo, Summit and Vector have entered into a Memorandum of Understanding with respect to the potential acquisition of the Company. Pursuant to the Memorandum, if, after Mr. Mihaylo/Summit and Vector extend a proposal to jointly acquire Inter-Tel, Mr. Mihaylo chooses to sell or vote his shares of Common Stock, within 12 months of the termination of the Memorandum, in favor of another change of control transaction, Mr. Mihaylo/Summit would pay to Vector, either in cash or in the form of consideration received by Mr. Mihaylo for his shares of Common Stock in such transaction, a specified amount as “overbid protection” in accordance with the formula set forth in the Memorandum. On July 28, 2006, Mr. Mihaylo and Vector resubmitted to Inter-Tel their offer to purchase all of the outstanding shares of Common Stock of the Company, other than shares beneficially owned by IAC, for $22.50 per share in cash. On August 11, 2006, a Special Committee of the Inter-Tel Board rejected as inadequate such proposal. On August 21, 2006, Mr. Mihaylo and Vector submitted a letter to the Special Committee in which they stated that they were prepared to raise their offer price to $23.25 per share in cash if the Special Committee publicly committed prior to noon California time on August 25, 2006 to commence immediately a sales process designed to result in the prompt sale of the Company to the highest bidder at a price not less than our offer price, such process to be concluded within thirty days. The Special Committee rejected the proposal.

Vector is a Delaware corporation. The business address of Vector is 456 Montgomery Street, 19th Floor, San Francisco, California 94104. The business of Vector is making investments in securities of public and private companies for its own account. Vector does not own, beneficially or of record, any shares of Common Stock, and has not purchased or sold any shares of Common Stock in the past two years. In Schedule 13D filings with the SEC, Vector has affirmed membership in a “group” for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, with Mr. Mihaylo, but disclaims beneficial ownership of the shares of Common Stock beneficially owned by Mr. Mihaylo. Because of its interest in the proposal to acquire the Company submitted by Mr. Mihaylo and it, Vector may be deemed to have a substantial interest in the Sell the Company Resolution.

Mr. Nicholson is a member of the general partner of investment funds affiliated with Vector. Mr. Nicholson does not own, beneficially or of record, any shares of Common Stock. Mr. Nicholson’s business address is 456 Montgomery Street, 19th Floor, San Francisco, California 94104.

IAC is a Delaware corporation. IAC was formed by the Trust and Vector to acquire the Company. Mr. Mihaylo and Vector are the directors and officers of IAC. IAC does not own, beneficially or of record, any shares of Common Stock. The business address of IAC is P.O. Box 19790, Reno, Nevada 89511.

Mr. Mihaylo and Vector have committed to provide the equity capital to fund the acquisition of the Company by Mr. Mihaylo and Vector, and have received from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets a commitment to provide an aggregate of $300 million in acquisition debt financing.

Except as set forth in this Proxy Statement, none of the Participants nor any of their respective affiliates or associates, (i) directly or indirectly, is the beneficial owner of, or is the owner of record of but not the beneficial owner of, any shares of Common Stock of the Company or any securities of any parent or subsidiary of the Company, (ii) has purchased or sold within the past two years any securities of the Company, (iii) has had any relationship with the Company in any capacity other than as a stockholder, (iv) is or has been a party to any transactions, or series of similar transactions, since January 1, 2003, nor is any currently proposed transaction, or series of similar transactions, known to any of them, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates or associates had, or will have, a direct or indirect material interest, or (v) has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as otherwise set forth in this Proxy Statement, there are no contracts, arrangements or understandings, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, by the Participants or any of their respective affiliates or associates within the past year with any person with respect to the Company’s securities.

PROXY SOLICITATION; EXPENSES

The proxy solicitation is being made by Mr. Mihaylo and Vector. Proxies will be solicited by mail, courier, advertisement, telephone, facsimile, email, Internet, other electronic means and in person. Mr. Mihaylo and Vector will bear the entire expense of preparing, assembling, printing and mailing this Proxy Statement and the BLUE Proxy Card and the cost of soliciting proxies.

The total cost of this proxy solicitation (including fees of attorneys, solicitors and advertising and printing expenses) for the Participants is estimated to be approximately $[            ]. Approximately $[            ] of such costs have been paid to date. To the extent legally permissible, Mr. Mihaylo and Vector will seek reimbursement from the Company for the costs of this solicitation. Mr. Mihaylo and Vector do not currently intend to submit approval of such reimbursement to a vote of stockholders of the Company at a subsequent meeting unless required by law.

Mr. Mihaylo and Vector will pay to banks, brokers and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy materials to their principals and in obtaining authorization for execution of proxies.

Summit has retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the proxy solicitation. MacKenzie has been paid a retainer of $15,000 toward a final fee to be agreed upon between the parties based upon customary fees for the services provided. MacKenzie will be reimbursed for its reasonable out-of-pocket expenses. MacKenzie will be indemnified against losses, claims, damages, liabilities and expenses arising from or in connection with its services or matters which are the subject of its retainer agreement; provided, however, that there will be no liability for such indemnification in respect of any loss, claim, damage, liability or expense which was the result of the bad faith or willful misconduct of MacKenzie. It is anticipated that MacKenzie will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is also anticipated that approximately 25 persons employed by MacKenzie will solicit stockholders.

Summit has entered into a letter agreement, dated March 3, 2006 (the “RBC Agreement”), with RBC pursuant to which it has engaged RBC to provide certain investment banking and financial advisory services in connection with a review of Mr. Mihaylo’s strategic alternatives regarding Inter-Tel. Such services may include assisting Mr. Mihaylo in structuring, negotiating, implementing and coordinating key aspects of a possible Transaction (as defined below) and in the solicitation of parties interested in providing equity and/or debt financing in connection with a possible Transaction. “Transaction” means any transaction or series or combination of related transactions, whereby directly or indirectly, a majority of the capital stock of Inter-Tel is, or assets representing a majority in value of the assets of Inter-Tel are, transferred to Mr. Mihaylo or otherwise becomes beneficially owned by Mr. Mihaylo for consideration, including, without limitation, a sale or exchange of capital stock (including by means of a tender offer) or assets, a merger, plan of exchange or consolidation, the formation of a joint venture, a minority investment or partnership, or any similar transaction.

As compensation for its services under the RBC Agreement, RBC has received a non-refundable cash retainer fee, and is entitled to receive (i) an agreed upon transaction fee in the event that Mr. Mihaylo consummates, during the term of the RBC Agreement or during the 12 months following the term, a Transaction pursuant to a definitive agreement, letter of intent or other evidence of a commitment entered into between Mr. Mihaylo and Inter-Tel, or by means of a tender offer to the stockholders of Inter-Tel initiated by

Mr. Mihaylo, and (ii) an agreed upon topping fee in the event that a Third Party Transaction (as defined below) is consummated during the term of the RBC Agreement or during the 12 months following the term and such Third Party Transaction is subsequent to any offer (whether written or oral) made by Mr. Mihaylo to Inter-Tel relating to a Transaction. On June 14, 2006, Mr. Mihaylo and Vector submitted such an offer to Inter-Tel. “Third Party Transaction” means any transaction or series or combination of related transactions, whereby directly or indirectly, a majority of the capital stock of Inter-Tel is, or assets representing a majority of the assets of Inter-Tel are, transferred to a person not affiliated with Mr. Mihaylo or Inter-Tel for consideration, including, without limitation, a sale or exchange of capital stock or assets, a merger, plan of exchange or consolidation, the formation of a joint venture, a minority investment or partnership, or any similar transaction. In addition, RBC will be reimbursed for its reasonable out of pocket expenses in performing the services under the RBC Agreement, up to an agreed upon dollar amount. The term of the RBC Agreement is one year, unless earlier terminated by one or both parties upon 30 days written notice to the other.

In connection with RBC’s engagement, it is anticipated that employees of RBC may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of the Company for the purpose of assisting in the solicitation of proxies for the Special Meeting. RBC will not receive any additional fee for or in connection with such activities apart from the fees which it is otherwise entitled to receive as described herein. It is anticipated that approximately two persons employed by RBC will assist in the solicitation of proxies for the Special Meeting.

[ ],	2006

STEVEN G. MIHAYLO

VECTOR CAPITAL CORPORATION

IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE,

PLEASE CONTACT:

MACKENZIE PARTNERS, INC.

105 MADISON AVENUE

NEW YORK, NEW YORK 10016

TOLL FREE: (800) 322-2885

or

CALL COLLECT: (212) 929-5500

proxy@mackenziepartners.com

[FORM OF PROXY CARD]

BLUE CARD	BLUE CARD

PLEASE VOTE PROMPTLY

DETACH CARD HERE

PROXY SOLICITED BY STEVEN G. MIHAYLO AND VECTOR CAPITAL CORPORATION

The undersigned hereby appoints Steven G. Mihaylo and Christopher G. Nicholson, and each of them, the proxy or proxies of the undersigned, with full power of substitution and resubstitution, to vote all shares of Common Stock of Inter-Tel (Delaware), Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on [            ], [            ], 2006, local time, at [            ], Arizona [            ], and at any and all adjournments or postponements thereof. This proxy revokes all prior proxies.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” THE SELL THE COMPANY RESOLUTION SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF AND THAT ARE UNKNOWN TO THE PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION.

By signing this proxy, the undersigned acknowledges receipt of the proxy statement of Steven G. Mihaylo and Vector Capital Corporation, dated [                            ], 2006 (the “Mihaylo Proxy Statement”).

PROXY SOLICITED BY

STEVEN G. MIHAYLO AND VECTOR CAPITAL CORPORATION

YOUR VOTE IS IMPORTANT.

PLEASE VOTE TODAY.

DETACH CARD HERE

STEVEN G. MIHAYLO AND VECTOR CAPITAL CORPORATION RECOMMEND THAT YOU VOTE “FOR” THE FOLLOWING RESOLUTION (THE “SELL THE COMPANY RESOLUTION”):

RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) urge the Inter-Tel Board of Directors to arrange for the prompt sale of Inter-Tel to the highest bidder.

☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” THE SELL THE COMPANY RESOLUTION AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF AND THAT ARE UNKNOWN TO THE PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION.

Date:_________ , 2006	____________________________________ Signature of Stockholder

____________________________________ Signature (if held jointly)

____________________________________ Title/Authority

Please sign exactly as your name appears on this proxy. If held in joint tenancy, all persons should sign.

Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.